Exhibit 99.1

FOR IMMEDIATE RELEASE
CONTACT:  Edward Gallup
770-441-2051

IMMUCOR ANNOUNCES FISCAL THIRD QUARTER RESULTS

GROSS MARGIN REDUCTIONS LOWER PROFITABILITY

NORCROSS, GA. (March 25, 2004) — Immucor, Inc. (Nasdaq/NM: BLUD), the global leader in providing automated instrument-reagent systems to the blood transfusion industry, today reported financial results for the fiscal third quarter and nine months ended February 29, 2004 and estimated that earnings per diluted share for the fiscal year ending May 31, 2004, would be approximately $0.13 below the guidance published by the Company on January 7, 2004.

Revenues for the fiscal third quarter were $27.9 million, up 10.7% from $25.2 million in the same period last year. $760 thousand of this increase was due to price increases including group contract renewals at higher prices. Gross margin (gross profits as a percentage of sales) fell to 53.1% during the quarter compared to 57.6% in the prior year quarter. Net income for the third quarter was $2.0 million, down $1.7 million from the same quarter last year. Diluted earnings per share totaled $0.10 on 21.0 million weighted average shares outstanding for the third quarter compared with $0.18 on 20.4 million weighted average shares outstanding for the same period last year. All share and per share amounts have been adjusted to reflect the 3-for-2 stock split effected in the form of a 50% stock dividend which was distributed in the second quarter of this year.

Sales of instruments grew to $2.6 million in the third quarter of fiscal 2004, up from $2.3 million in the fiscal 2003 third quarter. The timing of instrument sales is difficult to predict due to the long sales cycle. During the third quarter, 16 Galileo instruments were placed resulting in 109 Galileo placements in Europe to date. The backlog of purchase orders received and instruments installed at customers sites but not yet recorded as sales grew to $1.7 million during the third quarter of which approximately one third is higher margin Rosys instruments.

Gross margin was adversely impacted by worldwide expenses related to CE marking on products intended for sale within the European Union that grew to $366 thousand during the third quarter compared to minimal expenditures in the prior year quarter. This reduced gross margin percentage for the third quarter by approximately 1.3%. European gross margin was further impacted by increased sales through distributors, which are at lower margins. Instrument gross profit was negative for the quarter due in part to product mix, as a higher proportion of US instrument sales are now ABS2000 sales at considerably lower margins to the Company than sales of the higher margin Rosys instrument. The cost of providing instrument service increased considerably during the quarter with service costs for older model ABS2000 instruments growing faster than service revenues. The balance of the gross margin erosion was due to expenses incurred in preparation for the consolidation of red cell manufacturing to the Norcross, Georgia factory which reached $171 thousand.

On December 18, 2003 the Company entered into a new, more favorable, credit facility. As a result, the Company recorded a non-cash, pre-tax charge of $924 thousand in the third quarter to write off unamortized deferred financing charges related to its old credit facility. This charge, less the corresponding effect, reduced third quarter earnings by approximately $0.03 per diluted share.

Research and development expenses were $1.1 million in the third quarter, up 97.8% from $573 thousand in the prior year quarter. Spending on the development of a new third generation instrument targeted for the small to medium hospital market was $315 thousand in the third quarter. The total spent on this third generation product during the current year has reached $632 thousand. In addition, start-up expenses associated with the production of human collagen in our Houston facility were $110 thousand in the quarter versus nothing in the year ago quarter. The Company expects the human collagen project to begin producing revenues in the fiscal fourth quarter. The balance of the increase was expense associated with clinical trial of the Galileo instrument in the United States. The 510(k) pre-market notification for the Galileo instrument was submitted to the Food and Drug Administration on January 30, 2004.

Commenting on the quarter, Edward L. Gallup, Chairman and Chief Executive Officer said, “We are disappointed by the third quarter results. We will focus our efforts for the balance of this fiscal year on the consolidation of our red cell products to the Norcross facility and the elimination of redundant products. We expect these initiatives to lead to a significant improvement in operations during 2005. The costs of CE marking and the associated pressure on gross margin are largely behind us. We do not, however, see much improvement in margins during the fourth quarter as there will be additional costs incurred to effect red cell product consolidation.”

Concerning expectations for 2005, Dr. Gioacchino De Chirico, President and Chief Operating Officer said, “We have submitted the Galileo 510(k) to the United States Food and Drug Administration and are encouraged by the quantity and responsiveness of their inquiries. Based on the nature of the inquiries we now believe we will receive clearance to market the Galileo in the United States in the fall of 2004. As we enter fiscal 2005 we believe we will see 130 more Galileo instruments placed worldwide, with corresponding reagent trail increases of higher margin proprietary Capture® products. At the end of the 2005 fiscal year we expect to have a total of 265 Galileo instruments installed.”

“Manufacturing efficiencies during 2005 will be driven in part by the red cell consolidation which we expect to improve margins in the neighborhood of approximately 80 basis points and an additional reduction of operating expense of approximately $800 thousand primarily in the area of distribution,” said Dr. De Chirico.

Commenting on the development of the third generation instrument Dr. De Chirico noted, “The Galileo is targeted to the large volume account. We have identified the need for a fast, lightweight, fully automated instrument to serve the small to medium accounts, the largest segment of our customers, which number 2,500 worldwide. The instrument as designed will be over two times faster and provide more efficiency than the ABS2000 and will appeal to customers throughout the world. The cost of development will total $1.0 million during fiscal 2004 and is expected to reach $2.8 million in fiscal 2005 before dropping to $1.5 million in fiscal 2006. We anticipate a European launch in mid 2006. We plan to service the machine utilizing a depot approach which should significantly reduce service costs.”

For the nine months ended February 29, 2004, revenues totaled a record $82.3 million, a $10.1 million (14.0%) increase over the prior year. Net income for the nine months decreased to $9.2 million, a $0.9 million or 9.7% decrease over the prior year.

Selected Highlights:

-Sales of traditional reagent products, i.e., products not utilizing the Company’s patented Capture® technology, increased $1.6 million, or 9.0%, from $18.2 million in the third quarter of 2003 to $19.8 million in the third quarter of 2004. Sales of Capture® products increased approximately $0.8 million to $5.5 million, a 17.3% increase over the prior year quarter.

-The gross margin on traditional reagents was 57.6% for the current quarter, compared with 60.2% in the prior year quarter for the reasons stated above. The gross margin on Capture® products was 63.2% for the current quarter, compared with 67.5% in the prior year quarter. The margin on Capture® products was diminished by increased sales through the distributor network in Europe at significantly lower margins to the Company. However, the Company believes that utilizing distributors established in key European markets is far more advantageous to the Company than developing its own sales and distribution network in these markets.

-For the current fiscal year-to-date, sales of traditional reagent products were $59.3 million compared with $53.4 million in the prior year period, an increase of 11.0%. Capture® product sales increased approximately $2.3 million to $16.0 million, an increase of 17% over the comparable 2003 period.

-Gross margin on traditional reagents was 59.3% year-to-date, compared with 60.5% in the prior year period, and gross margin on Capture® products was 63.2%, compared with 68.1% in the prior year period.

-Sales of instruments were $2.6 million in the third quarter of 2004 compared to $2.3 million in the third quarter of 2003. Instrument sales for the nine months grew by approximately $2.0 million to $7.1 million, a 39% increase over the prior year. The gross margin on instruments, including the impact of cost of service was (3.3%) for the current quarter, compared to 17% for the same quarter last year.

-The effect on revenues of the change in the Euro exchange rate was an increase of $0.8 million for the quarter and $3.5 million for the nine months ended February 29, 2004. The effect on net income of the change in the Euro exchange rate was minor for both the quarter and nine-month period ended February 29, 2004.

-Selling, distribution and general & administrative expenses increased by $1.4 million for the quarter, as compared to the prior year quarter, due to additional personnel and expenditures to support domestic and international efforts to expand Company presence, and assure compliance with European Union quality regulations and accounting and SEC regulatory mandates in the United States. The effect on operating expenses of the change in the Euro exchange rate was an increase of $0.4 million for the quarter and $1.6 million for the nine months ended February 29, 2004.

2004 Outlook

The following guidance reflects Immucor’s expectations as of March 25, 2004 and is being provided so that the Company can discuss its future outlook during its upcoming investor conference call with investors, potential investors, the media, financial analysts and others. These forward-looking statements are subject to the cautionary paragraph at the end of this press release and assume that the factors mentioned in that paragraph will not have a material impact on expected results. Investors are cautioned against attributing undue certainty to management’s assessment of the future and that actual results could differ. The Company does not intend to update its outlook.

The Company expects revenues for the fiscal year ended May 31, 2004 to range from $110 million to $112 million, an increase of approximately 11% to 14% over fiscal 2003 revenues. Net income is expected to be in the range of $11.8 to $12.3 million, an approximate 18% to 14% decrease over fiscal 2003. We expect to generate earnings per diluted share in the range of $0.58 to $0.60 for the fiscal year. All per share amounts have been adjusted for the recent 3-for-2 stock split. We base our projections on our history of operations and experience, the recurring nature of our revenues, including contractually committed purchases from large customers, and the predictability of our expenses through the fiscal year. In making this projection, management has made the following assumptions:

With respect to revenues, the Company has extrapolated recent past results and assumed the Company will generate additional revenues from the renewal of customer contracts at higher prices, the additional sales of instruments and its related reagent revenue in the US, the sales of the new Galileo instrument in Europe and the related reagent revenue, and from a general increase in sales of the Company’s reagents.

With respect to diluted earnings per share, the Company’s projection assumes no additional capital stock will be issued but diluted shares will increase under applicable accounting rules based on the assumption that higher share prices will cause currently outstanding stock options to be included in the calculation of diluted shares.

2005 Outlook

The following guidance reflects Immucor’s expectations as of March 25, 2004 and is being provided so that the Company can discuss its future outlook during its upcoming investor conference call with investors, potential investors, the media, financial analysts and others. These forward-looking statements are subject to the cautionary paragraph at the end of this press release and assume that the factors mentioned in that paragraph will not have a material impact on expected results. Investors are cautioned against attributing undue certainty to management’s assessment of the future and that actual results could differ. The Company does not intend to update its outlook until its year-end earnings announcement, which is tentatively planned for mid July 2004.

The Company expects revenues for the fiscal year ended May 31, 2005 to range from $127 million to $130 million, an increase of approximately 15% to 16% over fiscal 2004 revenues. Gross margin is expected to be in the range of 55% to 56% with human collagen sales reducing gross margin by 1.1%. This gross margin projection reflects the impact of the allocation of $1.4 million of support function expenses to cost of goods sold resulting in an additional 1.1% reduction of gross margin from fiscal 2004. Net income is expected to be in the range of $19.9 to $21.0 million, an approximate 63% to 65% increase over fiscal 2004. We expect to generate record earnings per diluted share in the range of $0.95 to $1.00 for the fiscal year. We base our projections on our history of operations and experience, the recurring nature of our revenues, including contractually committed purchases from large customers, and the predictability of our expenses through the fiscal year. In making this projection, management has made the following assumptions:

With respect to revenues, the Company has extrapolated recent past results and assumed the Company will generate additional revenues from the renewal of customer contracts at higher prices, the additional sales of instruments and the related reagent revenue in the US, the sales of the new Galileo instrument in Europe, Japan and the United States and sales of the human collagen product. The Company has assumed that the regulatory clearance to market the Galileo in Japan will occur in the summer of 2004 followed by the United States in the fall of 2004. The Company has also assumed 2005 sales of human collagen under the Inamed agreement ranging between $5.0 and $6.0 million dollars and an addition to earnings of approximately $0.06 per diluted share. With respect to the operations of its foreign subsidiaries the Company has assumed that there will be no significant change in foreign exchange conversion rates.

With respect to diluted earnings per share, the Company’s projection assumes no additional capital stock will be issued but diluted shares will increase under applicable accounting rules based on the assumption that higher share prices will cause currently outstanding stock options to be included in the calculation of diluted shares.

Immucor, Inc. will host a conference call March 25, 2004 at 10:00 a.m. (EST) to review the results. Investors are invited to participate in this conference call, with Edward L. Gallup, Chairman and Chief Executive Officer, Dr. Gioacchino De Chirico, President and Chief Operating Officer and Steven C. Ramsey, Vice President, Finance and Chief Financial Officer. The call will focus on the results for the third quarter, general business trends, and the Company’s outlook for FY2004 and FY2005. This earnings release will be posted on Immucor’s website, as well as any financial information that may be discussed by Messrs. Gallup or Ramsey during this call not contained in the earnings release. Both this earnings release and the additional financial information, if any, will be posted as soon as practicable after the call on the investor news section of Immucor’s website. To access this information once posted, go to Immucor’s website at www.immucor.com and click on “Investor News.”

To participate in the telephone conference call, dial 1-800-642-9808. Replays of the conference call will be available for one week beginning at 2:00 PM on March 25 by calling 1-800-642-1687 and entering conference ID 6419915. Beginning April 2, 2004, audio of the conference call or a transcript of the audio will be available on the “Investor News” page of the Immucor website.

Founded in 1982, Immucor manufactures and sells a complete line of reagents and systems used by hospitals, reference laboratories and donor centers to detect and identify certain properties of the cell and serum components of blood prior to transfusion. Immucor markets a complete family of automated instrumentation for all of our market segments.

For more information on Immucor, please visit our website at www.immucor.com.

Statements contained in this press release that are not statements of historical fact are “forward-looking statements” as that term is defined under federal securities laws, including, without limitation, all statements concerning Immucor’s expectations, beliefs, intentions or strategies for the future. Forward-looking statements may be identified by words such as “plans,” “expects,” “believes,” “anticipates,” “estimates,” “projects,” “will,” “should” and other words of similar meaning used in conjunction with, among other things, discussions of future operations, financial performance, product development and new product launches, FDA and other regulatory applications and approvals, market position and expenditures. Factors that could cause actual results to differ materially from those expressed in any forward-looking statement include the following: the decision of customers to defer capital spending, increased competition in the sale of instruments and reagents, product development or regulatory obstacles, changes in interest rates, fluctuations in foreign currency conversion rates and general economic conditions. Further risks are detailed in the Company’s filings with the Securities and Exchange Commission. Investors are cautioned not to place undue reliance on any forward-looking statements. Immucor assumes no obligation to update any forward-looking statements.

IMMUCOR, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

	Three Months Ended		Nine Months Ended
	February 29,	February 28,	February 29,	February 28,
	2004	2003	2004	2003

NET SALES	$ 27,876,322	$ 25,170,258	$ 82,345,404	$ 72,230,110

COST OF SALES	13,081,783	10,683,214	37,031,504	30,575,000

GROSS PROFIT	14,794,539	14,487,044	45,313,900	41,655,110

OPERATING EXPENSES:
Research and development	1,133,541	572,956	2,595,056	1,352,963
Selling and marketing	3,768,088	3,517,426	11,740,011	10,213,870
Distribution	2,386,870	1,635,389	6,268,795	5,189,160
General and administrative	3,123,111	2,725,295	8,481,779	7,425,688
Amortization expense	92,094	115,502	276,282	315,249

	10,503,704	8,566,568	29,361,923	24,496,930

INCOME FROM OPERATIONS	4,290,835	5,920,476	15,951,977	17,158,180

OTHER:
Interest income	5,888	21,793	12,782	109,076
Interest expense	(162,176)	(535,949)	(801,015)	(1,908,903)
Other, net	(683,959)	(101,491)	(722,550)	68,528

	(840,247)	(615,647)	(1,510,783)	(1,731,299)

INCOME BEFORE INCOME TAXES	3,450,588	5,304,829	14,441,194	15,426,881

INCOME TAXES	1,412,377	1,556,000	5,285,327	5,282,427

NET INCOME	$ 2,038,211	$ 3,748,829	$ 9,155,867	$ 10,144,454

EARNINGS PER SHARE

Basic	$ 0.10	$ 0.20	$ 0.47	$ 0.54

Diluted	$ 0.10	$ 0.18	$ 0.44	$ 0.50

WEIGHTED AVERAGE SHARES OUTSTANDING:

Basic	19,746,778	19,022,546	19,572,546	18,672,305

Diluted	20,952,853	20,372,726	20,828,956	20,130,959

IMMUCOR, INC
Selected Consolidated Balance Sheet Items
	February 29, 2004	May 31, 2003
Cash	$ 10,273,584	$ 11,183,317
Accounts receivable – trade	25,452,211	25,693,973
Inventory	20,871,863	16,921,216
Total current assets	62,524,916	61,882,312
Property and equipment-net	22,583,886	21,051,235
Total assets	117,825,037	116,886,192

Current portion-Long-Term Debt and Capital Leases	4,803,893	7,909,650
Accounts payable	8,368,767	7,949,590
Total current liabilities	17,613,100	21,010,635
Long-term debt and other liabilities	12,658,189	22,180,080
Shareholders' equity	87,553,748	73,695,477